Exhibit 99.1

MEDIA CONTACT:
INVESTOR CONTACT:	Ted Gartner
Kerri Thurston	Phone | 913/397-8200
Phone | 913/397-8200	E-Mail | media.relations@garmin.com
E-Mail | investor.relations@garmin.com

Garmin Reports Fourth Quarter Year-Over-Year Growth in Revenues and Margins and Record EPS

Cayman Islands/February 24, 2010/Business Wire

Garmin Ltd. (Nasdaq: GRMN - news) today announced strong fourth quarter results including revenue and earnings per share growth for the period ended December 26, 2009.

Fourth Quarter 2009 Financial highlights:

•	Total revenue of $1.059 billion, up 1% from $1.048 billion in fourth quarter 2008
•	Automotive/Mobile segment revenue decreased 2% to $812 million
•	Outdoor/Fitness segment revenue increased 24% to $149 million
•	Aviation segment revenue decreased 4% to $64 million
•	Marine segment revenue increased 2% to $34 million
•	North America and Asia experienced year-over-year revenue growth while Europe declined slightly:
•	North America revenue was $768 million compared to $761 million, up 1%
•	Europe revenue was $246 million compared to $251 million, down 2%
•	Asia revenue was $45 million compared to $36 million, up 25%
•	Gross margin improved to 45.9% compared to 41.1% in fourth quarter 2008
•	Operating margin improved to 27.6% compared to 22.6% in fourth quarter 2008
•
Diluted earnings per share increased 77% to $1.38 from $0.78 in fourth quarter 2008; pro forma earnings per share increased 54% to $1.43 from $0.93 in the same quarter in 2008. (Pro forma earnings per share excludes the impact of foreign currency translation gain or loss.)

•	Generated $232 million of free cash flow in fourth quarter 2009 and paid the 2009 annual dividend of $0.75 per share for a cash and marketable securities balance of just under $1.9 billion.

Fiscal Year 2009 Financial highlights:

•	Total revenue of $2.95 billion, down 16% from $3.49 billion in 2008
•	Automotive/Mobile segment revenue decreased 19% to $2.05 billion
•	Outdoor/Fitness segment revenue increased 10% to $469 million
•	Aviation segment revenue decreased 24% to $246 million
•	Marine segment revenue decreased 13% to $177 million

•	North America and Europe experienced a slowdown in revenues:
•	North America revenue was $1.97 billion compared to $2.34 billion, down 16%
•	Europe revenue was $824 million compared to $1.01 billion, down 18%
•	Asia revenue was $150 million compared to $145 million, up 3%
•	Gross margin improved to 49.0% compared to 44.5% in 2008
•	Operating margin improved to 26.7% from 24.7% in 2008
•
Diluted earnings per share increased 1% to $3.50 from $3.48 in fiscal year 2008; pro forma EPS increased 3% to $3.53 from $3.42 in fiscal year 2008.  (Pro forma earnings per share excludes the impact of foreign currency translation gain or loss and the 2008 gain on sale of TeleAtlas N.V. shares.)

•	Generated over $1 billion of free cash flow in 2009.

Business highlights:

•
Achieved full year earnings per share growth driven by outstanding operational execution allowing for gross margin and operating margin expansion of 450 and 200 basis points respectively, as well as a lower effective tax rate.

•	Sold 6.6 million units in the fourth quarter of 2009 driven by PND unit growth in both North America and Asia.
•	Reported 49% sequential revenue growth in the automotive/mobile segment as the PND category continued to be popular with consumers during the holiday season.
•
Continued to be the world-wide PND market share leader with independent market share research indicating that we have expanded our leadership position in the North American PND market to approximately 60% share.  We maintained a PND market share of approximately 20% in Europe.

•	Accelerated revenue growth in the outdoor/fitness segment as our fitness products proved to be a hot category in the fourth quarter.
•	Continued to innovate across our product portfolio with enhanced offerings for motorcycle enthusiasts, mariners and golfers to further our competitive position in each of these markets.
•
Received supplemental type certification from the Federal Aviation Administration on our GTS traffic series which represents a new product category for our aviation business and an opportunity for revenue growth.

•	Introduced two next generation smartphone products recently at Mobile World Congress in Barcelona to be available in 2nd quarter.

Executive overview from Dr. Min Kao, Chairman and Chief Executive Officer:

“We saw strengthening trends in both revenues and units during the fourth quarter and are pleased to deliver year-over-year revenue and earnings per share growth in the quarter.  While revenues grew 1% year-over-year, our margin improvements allowed us to post 54% pro forma earnings per share growth.  We are very pleased with these results and our execution in what is a traditionally tough quarter due to aggressive pricing.

Looking at the full year results, a significant highlight is the gross and operating margin expansion that was achieved in a period of declining revenues.  Full year gross margins increased 450 basis points while operating margins increased 200 basis points. These results continue to demonstrate the agility of our vertically integrated organization and the determination of our associates to deliver the best possible results in spite of the challenging macroeconomic environment.  We should also highlight the strong cash flow generation in 2009.  The free cash flow generation of over $1 billion further strengthens our debt-free balance sheet and offers us more flexibility than many of our competitors.

The automotive/mobile segment continued to show improvement in the fourth quarter with revenues declining 2% on a year-over-year basis driven by slowing price declines offset by unit growth in North America and Asia.  Margins improved in the segment allowing for a 16% increase in operating income from $162.9 million in the fourth quarter of 2008 to $188.4 million in the fourth quarter of 2009.  We recognize that this is a competitive, maturing market segment and are therefore predicting flat to slightly declining revenues for the PND category in 2010.  Going forward we will focus our efforts on market share retention in the North American market, gaining market share in Europe through ongoing product innovation, and taking advantage of emerging markets in Eastern Europe, Asia, and Latin America.  In addition, we will continue to concentrate on profitability in the segment as shown in our 2009 results.  Finally, while disappointed by sales of the nuvifone products to date, we are excited to be launching two next generation smartphones in the first half of 2010 and feel these devices will be well-positioned in this competitive market.

The outdoor/fitness segment continued to be strong, posting year-over-year revenue growth of 24% with exceptionally strong gross and operating margins.  Because of the strong margin performance, the segment contributed 27% of our operating income in the quarter.  We hope to build on the strength of the segment in 2010 by offering innovative new products with improved form factors, utility, and functionality, as well as additional points of distribution.  Specifically in the fitness market, the growing international market offers ongoing opportunities for expanded distribution and penetration.

The aviation segment began to stabilize in the fourth quarter with a year-over-year revenue decline of 4%.  Our retrofit business did show year-over-year improvement in the quarter but OEM recovery continues to lag overall macroeconomic improvements.  In 2010, we plan to continue to expand our addressable market allowing us to grow revenues.  One example is our recent product announcements targeting the helicopter market.  We will also continue investing in advanced integrated cockpit systems which will enable us to serve additional aircraft categories in the future.

The marine segment posted fourth quarter revenue growth of 2% over the same quarter of last year.  While the growth was small, we remain pleased with our relative performance against the overwhelming downturn experienced across the entire marine industry.  As we look forward to 2010, we are excited to be offering the most innovative and advanced marine electronics.  Our recently introduced 7-inch touchscreen chartplotters allow us to deliver technology to the entry-level boater that was previously reserved for the luxury market.  Our new 6000 and 7000 series with G-Motion technology represents a breakthrough in marine mapping graphics and will appeal to larger boats and yachts.  Throughout the coming year, we will continue to build our position in the segment through innovation and enhanced product utility.”

Financial overview from Kevin Rauckman, Chief Financial Officer:

“Our financial results for the fourth quarter highlight our commitment to a business plan focused on price discipline and profitability, which allowed us to deliver strong year-over-year earnings per share growth,” said Kevin Rauckman, Chief Financial Officer of Garmin Ltd.  “As revenue stabilized on a year-over-year basis, we continued our strong operational performance and posted pro forma earnings per share growth of 54%.

Gross margin for the overall business in the fourth quarter was 46% with all segments posting year-over-year margin improvement.   The automotive/mobile segment gross margin improved to 39%, a 290 basis point improvement from the fourth quarter of 2008.  Improvement was driven by moderation in year-over-year average selling price decline and continued benefit from material cost reductions offset by a reserve associated with handset inventory.  Gross margins for the outdoor/fitness and marine segments also improved materially when compared with the year-ago quarter from 56% to 69% and 52% to 65%, respectively.  The gains were driven by product mix and material cost reductions.

Operating margin for the overall business increased to 28% in the current quarter from 23% in the year-ago quarter.  The operating margin improvement occurred in all segments, excluding aviation, driven by the gross margin improvements and improved revenue leverage in automotive/mobile and outdoor/fitness.  Total operating expenses were up slightly on a year-over-year basis with growth in research and development offset by lower advertising and other selling, general and administrative costs.  We reduced advertising expenses by $9 million, or 14%, while other selling, general and administrative expenses decreased by $12 million, or 15%.  Research and development costs increased by $21 million, or 43%, when compared to the year-ago quarter as we continue to hire engineers to support our accelerated investment in new product initiatives.

We generated $232 million of free cash flow in the fourth quarter of 2009 and over $1 billion for the full year, resulting in a cash and marketable securities balance of just under $1.9 billion at the end of the quarter.”

Share Repurchase Program

On February 12, our board of directors authorized the Company to repurchase up to $300M of the company’s shares as market and business conditions warrant through December 31, 2011.  The previous $300M share repurchase plan expired on December 31, 2009.  The repurchases may be made from time to time on the open market at prevailing market prices or in negotiated transactions off the market.  The Company continues to view the stock repurchase as an appropriate use of cash given the long-term growth prospects of the Company, ongoing free cash flow generation and the need to maintain adequate cash reserves for strategic acquisitions.

2010 Guidance

Garmin Ltd. And Subsidiaries
2010 Guidance

	2009		2010 Range

Revenue	$2.9	B	$2.9 - $3.1	B
Gross Margin	49%		46-48%
Operating Income	$786	M	$675 - $725	M
Operating Margin	27%		23-24%
Earnings per Share (Pro Forma)	$3.53		$2.75 - $3.15

We expect revenue growth in 2010 in the range of 0-5% driven primarily by our outdoor/fitness, marine and aviation segments, as well as new revenue generated by the nüvifone and OEM opportunities.  We anticipate both gross and operating margins to decline from the excellent margins generated in 2009 but at a much slower rate than had been earlier anticipated.  The margin declines will be primarily driven by an ongoing price decline of approximately 10% in the PND industry and increasing research and development investment across our segments.  These factors and an anticipated increase in the effective tax rate result in a forecasted 2010 earnings per share decline of 11-22% based on the strong results in 2009.

Non-GAAP Measures

Pro Forma net income (earnings) per share

Management believes that net income per share before the impact of foreign currency translation gain or loss and other one-time items is an important measure.  The majority of the Company’s consolidated foreign currency gain or loss results from transactions involving the Euro, the British Pound Sterling and the Taiwan Dollar at the end of each reporting period of the significant cash and marketable securities, receivables and payables held in U.S. dollars by the Company’s various subsidiaries.  Such gain or loss is required under GAAP because the functional currency of the subsidiaries differs from the currency in which various assets and liabilities are held.  However, there is minimal cash impact from such foreign currency gain or loss.  Accordingly, earnings per share before the impact of foreign currency translation gain or loss allow an assessment of the Company’s operating performance before the non-cash impact of the position of the U.S. Dollar versus other currencies, which permits a consistent comparison of results between periods.   The 2008 gain on sale of TeleAtlas N.V. shares is also excluded below as a one-time item.

The following table contains a reconciliation of GAAP net income per share to pro forma net income per share.

Garmin Ltd. And Subsidiaries
Net income per share (Pro Forma)
(in thousands, except per share information)

	13-Weeks Ended		52-weeks Ended
	December 26,	December 27,	December 26,	December 27,
	2009	2008	2009	2008

Net Income (GAAP)	$278,408	$157,733	$703,950	$732,848
Foreign currency (gain) / loss, net of tax effects	$10,022	$30,956	$5,258	$28,281
Gain on sale of equity securities, net of tax effects	-	-	-	$(40,783)
Net income (Pro Forma)	$288,430	$188,689	$709,208	$720,346

Net income per share (GAAP):
Basic	$1.39	$0.78	$3.51	$3.51
Diluted	$1.38	$0.78	$3.50	$3.48

Net income per share (Pro Forma):
Basic	$1.44	$0.94	$3.54	$3.45
Diluted	$1.43	$0.93	$3.53	$3.42

Weighted average common shares outstanding:
Basic	200,385	201,331	200,395	208,993
Diluted	201,584	201,824	201,161	210,680

Note:  Tax effects are based on respective periods' effective tax rate.

Free cash flow

Management believes that free cash flow is an important financial measure because it represents the amount of cash provided by operations that is available for investing and defines it as operating cash flow less capital expenditures for property and equipment.

The following table contains a reconciliation of GAAP net cash provided by operating activities to free cash flow.

Garmin Ltd. And Subsidiaries
Free Cash Flow
(in thousands)

	13-Weeks Ended		52-weeks Ended
	December 26,	December 27,	December 26,	December 27,
	2009	2008	2009	2008

Net cash provided by operating activities	$245,901	$349,461	$1,094,456	$862,164
Less: purchases of property and equipment	$(13,758)	$(9,143)	$(49,199)	$(119,623)
Free Cash Flow	$232,143	$340,318	$1,045,257	$742,541

Return on invested capital (ROIC)

Management defines return on invested capital (ROIC) as net operating profit after taxes divided by operating invested capital. Management believes that ROIC provides greater visibility into how effectively Garmin deploys capital.  ROIC is not a measure of financial performance under accounting principles generally accepted in the United States (GAAP), and may not be defined and calculated by other companies in the same manner as Garmin does. ROIC should not be considered in isolation or as an alternative to net income as an indicator of company performance.

The following table contains a GAAP reconciliation of return on invested capital.

Garmin Ltd. And Subsidiaries
Return on Invested Capital (ROIC)
(in thousands)

	52-Weeks Ended
	December 26,	December 27,
	2009	2008
Net Operating Profit After Taxes (NOPAT):
Operating Income (EBIT)	$786,010	$862,017
Less: Taxes on Operating Income	$(101,769)	$(171,126)
Net Operating Profit after Taxes (NOPAT)	$684,241	$690,891

Invested Capital (IC):
Total Assets	$3,825,874	$2,934,421
Less: Cash & Marketable Securities	$(1,857,628)	$(971,230)
Less: Deferred Income Taxes	$(79,686)	$(59,665)
Less: Non-Interest Bearing Current Liabilities	$(683,668)	$(479,176)
Operating Invested Capital (IC)	$1,204,892	$1,424,350

Return on Invested Capital	57%	49%

Note:  Tax effects are based on respective periods' effective tax rate.

Earnings Call Information

The information for Garmin Ltd.’s earnings call is as follows:

When:	Wednesday, February 24, 2010 at 10:30 a.m. Eastern
Where:	http://www.garmin.com/aboutGarmin/invRelations/irCalendar.html
How:	Simply log on to the web at the address above or call to listen in at (888) 364-3112 or (719) 325-2317 (due to the limited number of lines available, we encourage you to participate via the webcast).
Contact:	investor.relations@garmin.com

An archive of the live webcast will be available until March 26, 2010 on the Garmin website at http://www.garmin.com.  To access the replay, click on the Investor Relations link and click over to the Events Calendar page.

This release includes projections and other forward-looking statements regarding Garmin Ltd. and its business.  Any statements regarding the company’s estimated earnings and revenue for fiscal 2010, the Company’s expected segment revenue growth rate, margins, new products to be introduced and the company’s plans and objectives are forward-looking statements.  The forward-looking events and circumstances discussed in this release may not occur and actual results could differ materially as a result of risk factors affecting Garmin, including, but not limited to, the risk factors that are described in the Annual Report on Form 10-K for the year ended December 27, 2008 filed by Garmin with the Securities and Exchange Commission (Commission file number 0-31983).  A copy of Garmin’s 2008 Form 10-K can be downloaded from

http://www.garmin.com/aboutGarmin/invRelations/finReports.html.

The global leader in satellite navigation, Garmin Ltd. and its subsidiaries have designed, manufactured, marketed and sold navigation, communication and information devices and applications since 1989 – most of which are enabled by GPS technology.  Garmin’s products serve automotive, mobile, wireless, outdoor recreation, marine, aviation, and OEM applications. Garmin Ltd. is incorporated in the Cayman Islands, and its principal subsidiaries are located in the United States, Taiwan and the United Kingdom. For more information, visit Garmin's virtual pressroom at www.garmin.com/pressroom or contact the Media Relations department at 913-397-8200.

Garmin is a registered trademark, and nüvifone, G-Motion and GTS are trademarks of Garmin Ltd. or its subsidiaries.   All other brands, product names, company names, trademarks and service marks are the properties of their respective owners. All rights reserved.

Garmin Ltd. And Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands, except share information)

	(Unaudited)	(Unaudited)
	December 26,	December 27,
	2009	2008
Assets
Current assets:
Cash and cash equivalents	$1,091,581	$696,335
Marketable securities	19,583	12,886
Accounts receivable, net	874,110	741,321
Inventories, net	309,938	425,312
Deferred income taxes	59,189	49,825
Prepaid expenses and other current assets	39,470	58,746
Total current assets	2,393,871	1,984,425

Property and equipment, net	441,338	445,252

Marketable securities	746,464	262,009
Restricted cash	2,047	1,941
Licensing agreements, net	15,400	16,013
Noncurrent deferred income tax	20,498	9,840
Other intangible assets, net	206,256	214,941
Total assets	$3,825,874	$2,934,421

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$203,388	$160,094
Salaries and benefits payable	45,236	34,241
Accrued warranty costs	87,424	87,408
Accrued sales program costs	119,150	90,337
Deferred revenue	27,910	680
Accrued royalty costs	103,195	30,941
Accrued advertising expense	34,146	31,071
Other accrued expenses	40,373	24,329
Income taxes payable	22,846	20,075
Total current liabilities	683,668	479,176

Deferred income taxes	10,170	13,910
Non-current income taxes	255,748	214,366
Non-current deferred revenue	38,574	-
Other liabilities	1,267	1,115

Stockholders' equity:
Common stock, $0.005 par value, 1,000,000,000 shares authorized:
Issued and outstanding shares - 200,274,000 as of December 26, 2009 and 200,363,000 as of December 27, 2008	1,001	1,002
Additional paid-in capital	32,221	-
Retained earnings	2,816,607	2,262,503
Accumulated other comprehensive income	(13,382)	(37,651)
Total stockholders' equity	2,836,447	2,225,854
Total liabilities and stockholders' equity	$3,825,874	$2,934,421

Garmin Ltd. And Subsidiaries
Condensed Consolidated Statements of Income (Unaudited)
(In thousands, except per share information)

	13-Weeks Ended		52-Weeks Ended
	December 26,	December 27,	December 26,	December 27,
	2009	2008	2009	2008
Net sales	$1,059,383	$1,048,246	$2,946,440	$3,494,077

Cost of goods sold	572,623	617,613	1,502,329	1,940,562

Gross profit	486,760	430,633	1,444,111	1,553,515

Advertising expense	52,421	60,979	155,521	208,177
Selling, general and administrative expense	70,740	83,031	264,202	277,212
Research and development expense	71,582	50,205	238,378	206,109
Total operating expense	194,743	194,215	658,101	691,498

Operating income	292,017	236,418	786,010	862,017

Other income (expense):
Interest income	7,044	8,705	23,519	35,535
Foreign currency	(10,518)	(40,104)	(6,040)	(35,286)
Gain on sale of equity securities	2,850	-	2,741	50,884
Other	815	(673)	2,421	1,216
Total other income (expense)	191	(32,072)	22,641	52,349

Income before income taxes	292,208	204,346	808,651	914,366

Income tax provision	13,800	46,613	104,701	181,518

Net income	$278,408	$157,733	$703,950	$732,848

Net income per share:
Basic	$1.39	$0.78	$3.51	$3.51
Diluted	$1.38	$0.78	$3.50	$3.48

Weighted average common shares outstanding:
Basic	200,385	201,331	200,395	208,993
Diluted	201,584	201,824	201,161	210,680

Garmin Ltd. And Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In thousands)

	52-Weeks Ended
	December 26,	December 27,
	2009	2008
Operating Activities:
Net income	$703,950	$732,848
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	56,695	46,910
Amortization	39,791	31,507
Loss (gain) on sale of property and equipment	(14)	124
Provision for doubtful accounts	(1,332)	32,355
Deferred income taxes	(25,096)	50,887
Unrealized foreign currency losses/(gains)	7,480	15,887
Provision for obsolete and slow moving inventories	61,323	24,461
Stock compensation expense	43,616	38,872
Realized gains on marketable securities	(2,741)	(50,884)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(131,978)	206,101
Inventories	61,189	83,035
Other current assets	2,740	(4,356)
Accounts payable	38,875	(236,287)
Other current and non-current liabilities	172,215	(4,507)
Deferred revenue	65,706	680
Income taxes payable	15,772	(90,180)
License fees	(13,735)	(15,289)
Net cash provided by operating activities	1,094,456	862,164

Investing activities:
Purchases of property and equipment	(49,199)	(119,623)
Proceeds from sale of property and equipment	5	19
Purchase of intangible assets	(7,573)	(6,971)
Purchase of marketable securities	(776,966)	(373,580)
Redemption of marketable securities	285,970	504,324
Change in restricted cash	(106)	(387)
Acquisitions, net of cash acquired	0	(60,131)
Net cash used in investing activities	(547,869)	(56,349)

Financing activities:
Proceeds from issuance of common stock through stock purchase plan	3,712	9,029
Proceeds from issuance of common stock from exercise of stock options	3,783	2,875
Stock repurchase	(20,258)	(671,847)
Dividends	(149,846)	(150,251)
Tax benefit related to stock option exercise	1,366	2,143
Net cash used in financing activities	(161,243)	(808,051)

Effect of exchange rate changes on cash and cash equivalents	9,902	(9,118)

Net increase/(decrease) in cash and cash equivalents	395,246	(11,354)
Cash and cash equivalents at beginning of period	696,335	707,689
Cash and cash equivalents at end of period	$1,091,581	$696,335

Garmin Ltd. And Subsidiaries
Revenue, Gross Profit, and Operating Income by Segment (Unaudited)

	Reporting Segments
	Outdoor/		Auto/
	Fitness	Marine	Mobile	Aviation	Total

13-Weeks Ended December 26, 2009

Net sales	$148,737	$34,003	$812,116	$64,527	$1,059,383
Gross profit	$102,316	$22,137	$318,989	$43,318	$486,760
Operating income	$79,654	$12,212	$188,437	$11,714	$292,017

13-Weeks Ended December 27, 2008

Net sales	$119,528	$33,245	$828,162	$67,311	$1,048,246
Gross profit	$66,912	$17,128	$301,642	$44,951	$430,633
Operating income	$43,703	$7,473	$162,914	$22,328	$236,418

52-Weeks Ended December 26, 2009

Net sales	$468,924	$177,644	$2,054,127	$245,745	$2,946,440
Gross profit	$306,842	$105,215	$861,900	$170,154	$1,444,111
Operating income	$212,005	$55,908	$459,807	$58,290	$786,010

52-Weeks Ended December 27, 2008

Net sales	$427,783	$204,477	$2,538,411	$323,406	$3,494,077
Gross profit	$246,746	$111,425	$977,595	$217,749	$1,553,515
Operating income	$160,595	$59,983	$524,105	$117,334	$862,017